EXHIBIT 99.1

ASHFORD INC.
Third Quarter 2017 Conference Call
November 3, 2017
11 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review results for Ashford Inc. for the third quarter of 2017 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Rob Hays, Chief Strategy Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 2, 2017 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2017 with the third quarter of 2016.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning everyone, we are pleased to present our financial results for the third quarter of 2017. I will begin by reviewing our performance highlights and Rob will provide an update on our investor outreach initiative. Afterward, Deric will review our financial results, then Jeremy will provide an overview of our strategic investments in Pure Rooms, OpenKey and J&S as well as other initiatives, and then we will take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our Company and the platforms we advise. I believe we have the most highly aligned, stable and effective management team in the hospitality industry. Our track record of success speaks for itself, as this is the same team that has generated a 192% total shareholder return for Ashford Trust since that company’s IPO in 2003, compared to a 150% return for our peers as of yesterday’s close. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms, Ashford Trust and Ashford Prime, which together have 132 hotels with approximately 29,000 rooms, and over $7.5 billion of gross assets as of September 30, 2017.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. It is a scalable platform with attractive margins and low capital needs. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can’t drop by more than 10% from the previous year’s base fee.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, as part of our growth strategy, we would like to add additional investment platforms, and third, through our service business initiatives we are working diligently on opportunities to buy or invest in businesses related to the hospitality industry, such as OpenKey, Pure Rooms and J&S. Then, through our connections and our relationships with the Trust and Prime platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

To that end, recently, we completed the acquisition of an 85% stake in J&S Audio Visual, a leading integrated single-source audio visual service provider with a well-diversified geographical presence and customer base, for approximately $9.2 million in cash, $4.3 million of Ashford common stock, and $9.5 million in assumed debt. J&S currently has multi-year contracts in place with approximately 55 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients. J&S currently is live at only two hotels owned by Trust and Prime. Going forward, we expect significant revenue and operational cost synergies not only through further growing the business through J&S’ current sales channels but also with the addition of contracts between J&S and Ashford asset-managed hotels.

Also, we continue to be excited about our investments in OpenKey and Pure Rooms. OpenKey has grown its hotel subscriber base by approximately 120% year-over-year and grew third quarter revenue by 80% compared to the second quarter of this year. Additionally, there is growing demand for health and wellness offerings in the hospitality industry and we are excited to integrate our deep operating experience with the innovation of Pure Rooms. Currently, Pure Rooms has contracts in place with 162 hotels (approximately 2,500 rooms) throughout the United States, including 42 hotels owned by Trust and Prime. Year-to-date through the third quarter, Pure has achieved revenue growth of 41% compared to the same period last year. We believe the business case for adopting the Pure Rooms product at hotel properties is compelling and with our resources and expertise, it is poised for substantial growth in the coming years. Jeremy will be providing a more detailed update on all of these investments in a few minutes.

We have a revolutionary fee structure in place for Trust and Prime that incentivizes shareholder value creation. With the base fee driven by share price performance, and the incentive fee based on total shareholder return outperformance versus peers, this management team’s primary focus is to maximize returns in our REIT platforms.

In closing, we are optimistic about the prospects for our two-managed REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in or incubating other hospitality related businesses.

I will now turn the call over to Rob to discuss our investor outreach effort.

Investor Outreach - Rob Hays

Thanks, Monty. We are tremendously excited here at Ashford Inc. with all of the potential investment opportunities we have around our platform. We believe these investment opportunities should bring strong, accretive growth to our shareholders over the long-term. However, not all of our value creating opportunities are investments. One non-investment opportunity that we believe can create significant long-term shareholder value is increasing the liquidity and trading volume of our common stock. Statistical analyses and academic studies show quite clearly that companies with higher trading volumes typically trade at higher valuations all else being equal. As a result, we are committed to improving the liquidity and trading volume of our stock.

To achieve this, we believe it is crucially important to increase investor awareness of our story, building in them a deep understanding of our various strategic growth initiatives and outlining for them how we plan to create shareholder value over time. We believe we have already significantly improved the company’s exposure to investors with our recent Investor and Analyst Day in New York City. We have received very positive feedback from those that attended, with several investors telling us that the messaging in our updated company presentation is clearly articulated and that our growth story is compelling.

Since Ashford Inc.’s investment thesis, growth profile and market cap are significantly different than our REITs, we believe our investor outreach strategy needs to be significantly different as well - a differentiated approach that targets a unique investor base. So, instead of targeting larger real estate-focused institutional investors, we have begun building meaningful dialogues with investors who favor small cap growth companies. These investors include smaller institutions, investment advisors, retail investors, and family offices.

We have been achieving this dialogue primarily through attending and presenting at industry conferences such as The MicroCap Conference, the Sidoti Small & Micro Cap Conference, IPI Family Office Conferences and various Three Part Advisors’ IDEAS conferences. These events have provided us with opportunities to visit with investors more suited to our company profile. In the third quarter alone, we had over 75 meetings with investors and analysts interested in learning more about our strategy. As a result of this proactive investor outreach, we have already experienced measurable results with an increase in our trading volume in the third quarter by approximately 34% over the second quarter.

We plan to continue attending these events for the foreseeable future and, in fact, our next conference will be held in Dallas at the Three Part Advisor’s Southwest IDEAS Conference on November 16th.

We are confident in our story and our strategy and are committed to building investor confidence and exposure. We are going to continue to be proactive in our outreach efforts and believe these efforts will develop relationships that will ultimately increase our base of long-term investors and help to maximize our long-term returns.

I will now turn the call over to Deric to review our financial performance for the third quarter.

Financial Review - Deric Eubanks

Thanks, Rob.

Net loss attributable to the Company for the third quarter of 2017 was $1.9 million, or $1.05 per diluted share, compared with a net loss of $0.3 million, or $0.49 per diluted share, for the third quarter of 2016.

For purposes of calculating non-GAAP metrics for the quarter, we have added back $1.1 million of compensation expenses relating to the first and second quarter.

For the third quarter ended September 30, 2017, base advisory fee revenue and reimbursable expenses were $13.0 million, including $10.2 million from Trust and $2.8 million from Prime.

Adjusted EBITDA for the third quarter was $4.5 million compared with $3.2 million for the third quarter of 2016, reflecting a growth rate of 38%.

Adjusted net income for the third quarter was $3.8 million, or $1.65 per diluted share, compared with $2.7 million, or $1.17 per diluted share, for the third quarter of 2016, reflecting a growth rate of 44% and 41%, respectively.

At the end of the third quarter, the Company had approximately $6.4 billion of assets under management from its managed companies and $43.0 million in corporate cash. We had no corporate level debt, no preferred equity and we currently have a fully diluted equity market capitalization of approximately $158 million.

Also, as of September 30, 2017, the Company had 2.3 million fully diluted total shares of common stock and units outstanding.

I will now turn the call over to Jeremy to discuss our investments in OpenKey, Pure Rooms, J&S and other initiatives.

Asset Management - Jeremy Welter
Thank you Deric.

As Monty mentioned earlier, growing our service businesses is one of our three strategies for Company growth. To explain this strategy more fully: our Services initiative is a unique investment strategy in the hospitality industry, whereby we strategically invest in operating companies that service the industry and we act similar to an accelerator fund to grow these companies. In doing this, we are able to establish synergies for our hotel platforms-providing attractive pricing and higher levels of service than they would otherwise receive from a third-party vendor. We are also able to quickly grow the companies in which we invest in a number of ways: by referring them to the hotels in our REITs, by leveraging our vast industry relationships, and by consulting on best practices.

To that end, we are excited to have recently closed on the previously announced acquisition of a controlling 85% interest in J&S Audio Visual for approximately $9.2 million in cash, $4.3 million of Ashford common stock, and $9.5 million in assumed debt. J&S provides an integrated suite of audio visual services, including show & event services, hospitality services, creative services, and design & integration, making J&S a leading single-source solution for their clients’ meeting and event needs. J&S currently has multi-year contracts in place with approximately 55 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients, but currently has contracts in place with only two Ashford hotels. We are excited to bring J&S into the Ashford family and work with a best-in-class provider of integrated audio visual services to the hospitality and corporate industries. We expect significant revenue and operational cost synergies with the addition of contracts between J&S and both Ashford asset-managed hotels as well as other hotels.

We also continue to be excited about our investment in the hospitality focused mobile key platform, OpenKey. We believe this product will drive increased adoption among hotel owners and guests alike, as consumers have clearly indicated a strong preference for aggregation of app content and universal functionality. OpenKey expanded its exclusive deals to include not only Preferred Hotels, but also World Hotels, which will provide access to 350 luxury hotels worldwide, and an integration with InnDependent Boutique Collection, which is a hotel technology platform used in thousands of hotels worldwide. In addition, OpenKey has recently added secure interfaces with global lock manufacturers Entrava and Hafele, giving OpenKey the most interfaces with major lock manufacturers of any mobile key platform in the industry. OpenKey is also rolling out the ability to directly connect with RMS and Springer-Miller Systems, two large Property Management Software companies used in over 2,000 hotels worldwide.

There have been exciting recent developments regarding OpenKey’s progress. First, deployments of their technology are quickly ramping up and are expected to reach an estimated 20,000 rooms deployed and an estimated 35,000 rooms under contract over the next 12-18 months. Next, the platform is gaining traction internationally. The office in Guadalajara, Mexico, has been instrumental for growth in Mexico, Costa Rica, and Colombia while the home office and independent resellers serve the United States, United Kingdom, Singapore, Indonesia, Australia, and Canada. Finally, sales demonstrations and signed contracts are at an all-time high with the third quarter surpassing the record-setting second quarter resulting in 80% revenue growth in the third quarter 2017 compared to the second quarter 2017 and 167% revenue growth in the third quarter of this year compared to the third quarter last year.

I would also like to provide an update on our investment in Pure Rooms, a leading provider of hypo-allergenic rooms in the hospitality space. We have seen that there is a growing demand for health and wellness offerings in the hospitality industry, and we believe that the investment in Pure Rooms will allow us to bring our industry knowledge and expertise, as well as our managed asset base, to the company in order to optimize growth synergistically. The company currently has contracts in place with 162 hotels representing approximately 2,500 rooms throughout the United States, including 42 Ashford asset-managed hotels. Year-to-date through the third quarter, Pure Rooms achieved revenue growth of 41%, compared to the same period last year, and since our investment in April, revenues have increased 29% over the prior year. Going forward, we anticipate that we will be able to drive significant growth and value creation at Pure Rooms by not only integrating the product into additional Ashford Trust and Ashford Prime hotels that we asset manage but also gaining traction into additional non-Ashford hotels as we believe the value proposition for adding Pure Rooms to a property are very compelling. We have found that hotel rooms participating in this program typically achieve a significant rate premium per night, and based on historical performance, the initial hotels that have been included in the Pure Rooms program have typically experienced returns of between 50% and 70% on their investment. As we noted at our Investor Day last month, Prime and Trust hotels that have had Pure Rooms for at least one year have realized returns of approximately 40% and 96%, respectively. So we are very excited about the future prospects for Pure Rooms.

We also continue to remain very active in evaluating additional investments in operating companies. We are hopeful to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up to your questions.

Monty Bennett

Thank you for joining us on our third quarter earnings call and we look forward to speaking with you again on our next call.

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